Filed pursuant to Rule 424(b)(3)

Registration No. 333-206626

PROSPECTUS SUPPLEMENT NO. 3

STICKER SUPPLEMENT

to Prospectus dated

October 30, 2015

GWG HOLDINGS, INC.

This “Prospectus Supplement No. 3—Sticker Supplement to Prospectus dated October 30, 2015,” supplements our prospectus dated October 30, 2015, and our earlier issued Prospectus Supplement No. 1 dated November 12, 2015 (as earlier supplemented by sticker supplement no. 2, collectively referred to simply as our “prospectus”). You should read this sticker supplement together with the prospectus since the information contained herein supplements the information contained in the prospectus. Capitalized terms contained in this sticker supplement have the same meanings as in the prospectus unless otherwise stated herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This sticker supplement is part of the prospectus and either it or its contents must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is December 30, 2015

NOTE OF EXPLANATION

GWG Holdings, Inc. has prepared this prospectus sticker supplement to clarify certain matters relating to the calculation and payment of dividends on the Redeemable Preferred Stock. In particular, dividends will not be paid on the first business day of a calendar month, but will instead be paid on the 15th calendar day of each calendar month, based on a regular record date that will be set as the last calendar day of each calendar month. Dividends will be calculated based on twelve 30-day months. Other than the disclosures set forth below, this prospectus sticker supplement does not supplement or alter the prospectus in any way.

DIVIDEND MATTERS

“Dividends on the Redeemable Preferred Stock will be calculated based on twelve 30-day months. The regular record date we will use for determining the holders of record entitled to receive any payment of dividends on a payment date will be the last calendar day of each calendar month. Payment of dividends will be made monthly, in arrears (to the holders of record on the immediately prior record date), on the 15th calendar day of the next following month (or the next business day thereafter if the 15th calendar day is not a business day).”

The paragraph immediately above will be placed in the prospectus as follows:

●	On page 8 of the prospectus, in the section entitled “Prospectus Summary – The Offering,” across from the caption “Redeemable Preferred Stock,” in substitution for the second sentence of the first paragraph under the subcaption “Dividends.”

●	On page 42 of the prospectus, in the section entitled “Description of the Redeemable Preferred Stock – Redeemable Preferred Stock,” in substitution for the second sentence of the second paragraph under the subcaption “Dividends.”